                                   Exhibit No. 99.3

FOR IMMEDIATE RELEASE                                      DOUGLAS L. LOWELL
                                                           Corporate Relations


                          TRIMARK HOLDINGS, INC. ANNOUNCES
                        SALE OF ASSETS OF TRIMARK INTERACTIVE

          "MAGZONE" AND "FAERY TALE ADVENTURE II" LEAD PROJECTS ACQUIRED BY
                                     GRAPHIX ZONE

    March 6, 1997, Los Angeles. . . Trimark Holdings, Inc. (TMRK - NASDAQ/NNM) announced today that it has entered into a definitive agreement to sell certain assets of Trimark Interactive to Graphix Zone (NASDAQ: GZON), an independent entertainment and interactive music publisher. Trimark will receive shares of a newly issued Series C preferred stock as part of this transaction, which are convertible into shares of common stock of Graphix Zone.

    "Trimark is committed to the growth of theatrical production and exhibition," stated Chairman Mark Amin. "The sale of assets of Trimark Interactive allows the management of Trimark to focus directly on our core businesses of film acquisition and production, and theatrical, video and international distribution. Our interactive activities will consist of the licensing of characters and films from our library of more than 425 titles for multimedia use."

    Trimark Interactive, a 90% owned subsidiary of Trimark Holdings, is selling certain assets to Graphix Zone including new games "FAERY TALE ADVENTURES 2" and "MAGZONE," and library titles including the highly rated game, "THE HIVE."

    Graphix Zone previously announced a major expansion of its games business with the acquisition of assets and the hiring of key executives of Inscape (a partnership between HBO and Warner Music Group, a division of Time Warner, Inc.).

    Except for the historical information contained herein, certain matters discussed in this news release are forward looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Trimark to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Other matters, uncertainties and risks are detailed from time to time in the Trimark's SEC reports, including the report on Form 10-K for the year ended June 30, 1996 and the Form 10-Q for the quarter ended December 31, 1996.

    Based in Irvine, California, Graphix Zone, Inc. publishes interactive multimedia products on CD-Rom, hybrid and Internet platforms and will publish on future platforms such as DVD.

    Trimark Holdings, Inc. is a broad-based entertainment company which acquires, produces and distributes motion pictures domestically and internationally under the Trimark Pictures banner; licenses to the broadcast industry under the Trimark Television moniker; to the domestic home video market under the Vidmark Entertainment label.

                                         ###